                                                                  EXHIBIT 11.1

                           PAGEMART WIRELESS, INC.

                                                    THREE MONTHS ENDED MARCH 31, 1997
                                               -------------------------------------------
                                                   NUMBER          PERCENT       EQUIVALENT
                                                OF SHARES        OUTSTANDING      SHARES
                                               -------------     -----------     ----------
COMMON STOCK
   From Founders' Stock                            2,300,000       100.00%        2,300,000
   Stock Options Exercised                           620,483        99.87%          619,666
   Preferred Stock Converted to Common Stock      15,310,943       100.00%       15,310,943
   1994 Common Stock Offerings                    11,242,857       100.00%       11,242,857
   1995 Common Stock Offerings                     4,323,874       100.00%        4,323,874
   1996 Common Stock Offering                      6,000,000       100.00%        6,000,000
   Employee Stock Purchase Plan Shares Issued         31,275       100.00%           31,275
   1997 Warrants Exercised                            34,500        54.44%           18,783
                                              --------------                   ------------
                                                  39,863,932                     39,847,398

WEIGHTED AVERAGE SHARES OUTSTANDING                                              39,847,398

NET LOSS                                                                       ($12,055,029)


NET LOSS PER SHARE                                                             ($      0.30)
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